UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2018

INVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-147330	20-4036208
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

407R Mystic Avenue, Suite 34C, Medford, MA   02155

(Address of principal executive offices)          (Zip Code)

(978) 878-9505

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter) Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2018, INVO Bioscience, Inc (the “Company”) entered into a Distribution Agreement with Ferring International Center S.A. (“Ferring”), pursuant to which, among other things, the Company granted to Ferring an exclusive license in the United States (the “Territory”) with rights to sublicense under patents related to the Company’s proprietary intravaginal culture device known as INVOcell™, together with the retention device and any other applicable accessories (collectively, the “Licensed Product”) to market, promote, distribute and sell the Licensed Product with respect to all therapeutic, prophylactic and diagnostic uses of medical devices or pharmaceutical products involving reproductive technology (including infertility treatment) in humans (the “Field”). Ferring is responsible, at its own cost, for all commercialization activities for the Licensed Product in the Field in the Territory. The Company does retain a limited exception to the exclusive license granted to Ferring allowing the Company, subject to certain restrictions, to establish up to five clinics that will commercialize INVO cycles in the Territory. The Company retains all commercialization rights for the Licensed Product outside of the United States.

Under the terms of the Distribution Agreement, Ferring is obligated to make an initial payment to the Company of $5,000,000 upon satisfaction of certain closing conditions, including an agreement from all current manufacturers of the Licensed Product that upon a material supply default by the Company, Ferring can assume a direct purchase relationship with such manufacturers. The Closing under the Distribution Agreement will not occur prior to January 14, 2019 without consent of the Company and Ferring. Ferring is obligated to make a second payment to the Company of $3,000,000 provided that the Company is successful in obtaining a five (5) day label enhancement from the FDA for the current incubation period for the Licensed Product at least three (3) years prior to the expiration of the term of the license for the Licensed Product and provided further that Ferring has not previously exercised its right to terminate the Distribution Agreement for convenience. In addition, under the terms of a separate Supply Agreement, attached as an exhibit to the Distribution Agreement, Ferring is obligated to pay the Company a specified supply price for each Licensed Product purchased by Ferring for distribution.

The Distribution Agreement has an initial term expiring on December 31, 2025 and at the end of the initial term it may be terminated by the Company if Ferring fails to generate specified minimum revenues to the Company from the sale of the Licensed Product during the final two years of the initial term. Provided that no such termination occurs at the end of the initial term, thereafter the term of the Distribution Agreement shall automatically be renewed for successive three (3) years terms unless terminated by mutual consent. The Distribution Agreement is subject to termination upon a material breach by either party, or by Ferring for convenience. In addition, if the closing under the Distribution Agreement does not occur within seventy five (75) days, a non-breaching party may elect to terminate the Distribution Agreement.

The foregoing summary of the terms of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Distribution Agreement, copies of which will be filed with the Securities and Exchange Commission by the Company with its Annual Report on Form 10-K for the fiscal year ending December 31, 2018, requesting confidential treatment for certain portions.

Item 8.01     Other Events.

On November 13, 2018, INVO Bioscience, Inc. issued a press release announcing its entry into the Distribution Agreement with Ferring. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
99.1	Press Release Announcement on November 13, 2018 of Ferring U.S. Distribution Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVO Bioscience, Inc.

Date: November 14, 2018	By:	/s/ Kathleen T. Karloff
Kathleen T. Karloff
Chief Executive Officer and Chairman of the Board of Directors